Exhibit 3.64
Exhibit A
AMENDMENT TO
OPERATING AGREEMENT
OF
LSI ALABAMA, L.L.C.
     Pursuant to the authority contained in Section 10-12-24, of the Alabama Limited Liability Company Act, the undersigned Sole Member of LSI Alabama, LLC (the “Company”) adopts the following Amendment to the Company’s Operating Agreement:
1.	Section 8. Status of Members is hereby revised to add the following section:
8.8	Action by Consent. Unless otherwise provided by the Articles of Organization or this Operating Agreement, any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, upon unanimous written consent of all of the Members.
2.	Section 10.1 Right to Sell or Assign is hereby deleted in its entirety and replaced with the following:

“Except as may be otherwise set forth in this Agreement, a Member shall not sell, assign, convey, or exchange (collectively hereinafter referred to in this Section as “Assignment”) the whole or any portion of such Member’s interest in the Company without the prior written consent of all of the other Members, which approval may be unreasonably withheld, and an opinion of counsel that such Assignment will not contravene the applicable provisions of laws, rules and regulations of the federal and state securities commissions.”
     IN WITNESS WHEREOF, the undersigned Sole Member of the Company has hereunto set his hand this 16th day of June, 2008.

LSI Title Company, a California corporation
By:	/s/ Todd C. Johnson
Todd C. Johnson
Senior Vice President and Secretary

OPERATING AGREEMENT
OF
LSI ALABAMA, L.L.C.
September 17, 2001

TABLE OF CONTENTS

1. Definitions	1

2. Name, Office, Agent for Service of Process and Member’s Name and Mailing Address	3
2.1 Name	3
2.2 Office	3
2.3 Agent for Service of Process	3
2.4 Member’s Name and Mailing Address	3

3. Duration	3

4. Purpose and Description of Activity	3
4.1 General	3
4.2 Borrow Money	3
4.3 Make Contracts	3
4.4 Miscellaneous	3

5. Capital Contributions and Capital Accounts	4
5.1 Members’ Capital Contributions	4
5.2 Percentage Interest	4
5.3 Additional Members	4
5.4 Execute Amendment	4
5.5 Member’s Obligation to Contribute	4
5.6 Summary of Capital Contributions	4
5.7 Capital Accounts	4
5.8 Interest on Capital Contributions	5
5.9 Representations and Warranties	5

6. Profits, Losses and Distributions	5
6.1 Allocation of Income or Loss	5
6.2 Cash Distributions	5
6.3 Limitation on Loss Allocations Which Create An Adjusted Capital Account Deficit	5
6.4 Special Allocations	6
6.5 Curative Allocations	7
6.6 Tax Allocation Rules Under Section 704(c)	7

7. Fiscal Matters	8
7.1 Books of Account	8
7.2 Financial Statements	8
7.3 Annual Accounts	8

8. Status of Members	8
8.1 Managed by Members	8
8.2 Agency Power of Members	8

-i-

8.3 Limitation of Liability	9
8.4 Relationship of Members	9
8.5 Restrictions	9
8.6 Rights	9
8.7 Tax Duties	9

9. Loans by Members to the Company	10

10. Transfer of a Member’s Interest	10
10.1 Right to Sell or Assign	10
10.2 Effective Date of Assignment	10
10.3 Treatment of Assignor	10
10.4 Financial Rights	10
10.5 Adjustment of Basis	10
10.6 Death of Member	11
10.7 Permitted Transfers	11
10.8 Dispositions Void	11

11. Substituted Members	11
11.1 Written Assignment	11
11.2 Assignment Delivered	11
11.3 Approval by Members	11
11.4 Transfer Fee Paid	11

12. First Right of Refusal	11
12.1 Seller’s Notice	11
12.2 Members’ Option	12
12.3 Purchase by Members	12
12.4 Terms of Purchase	12
12.5 Unrestricted Transfer	12

13. Cessation of Membership of a Member	12

14. Dissolution of Company	13
14.1 Events of Dissolution	13
14.2 Special Meeting to Appoint Liquidating Member	13
14.3 Statement of Assets and Liabilities	13
14.4 Sale of Assets and Distribution of Proceeds	13

15. Other Ventures	14

16. Amendments	14
16.1 LLC Act	14
16.2 Vote of Members	14

17. Resolution of Disputes	14
17.1 Waiver of Trial by Jury	14

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17.2 Negotiation	14
17.3 Mediation	15
17.4 Arbitration	15
17.5 Costs and Fees	15
17.6 Notice	15

18. Miscellaneous	15
18.1 Notices	15
18.2 Applicable Law	16
18.3 Entire Agreement	16
18.4 Successors in Interest	16
18.5 Captions	16
18.6 Construction	16
18.7 Severability	16

-iii-

OPERATING AGREEMENT
OF
LSI ALABAMA, L.L.C.
     THIS OPERATING AGREEMENT (the “Operating Agreement”) OF LSI ALABAMA, L.L.C., an Alabama limited liability company (the “Company”), made and entered into on this 10th day of September, 2001, by Lender’s Service, Inc., a Delaware corporation (hereinafter for convenience referred to as the “Member”) as follows:
WITNESSETH:
     WHEREAS, the Member has formed the Company under the Alabama Limited Liability Company Act (the “LLC Act”) for the following defined purposes; and
     WHEREAS, the party to this Operating Agreement is desirous of defining the rights and obligations of the party hereto.
     NOW, THEREFORE, in consideration of the premises and of the covenants and undertakings of the party hereto, it is agreed as follows:
1. Definitions. The following defined terms used in this Operating Agreement shall have the meanings specified below:
(a) Available Cash means all cash funds of the Company on hand at the end of each calendar quarter, less (i) provision for payment for all outstanding and unpaid then current cash obligations of the Company as of the end of such quarter (including those with third parties which are in dispute), and (ii) provisions for reserves for reasonably anticipated cash expenses and contingencies determined in the sole discretion of the Member (which may include debt service on indebtedness of the Company and any amounts payable to the Member or an Affiliate of the Member), but without deduction for depreciation and other non-cash expenses. Notwithstanding the foregoing, sale proceeds shall not be included in Available Cash.
(b) Capital Account means an individual account maintained in the name of each Member which account reflects the capital interest of that Member to which each Member’s share of profit or loss of the Company is credited or charged.
(c) Capital Contribution in respect of any Member or transferee of such Member means the amount of all cash and other property, tangible or intangible, contributed by such Member to the capital of the Company, as may be adjusted from time to time pursuant to the terms of this Agreement.
(d) Code means the Internal Revenue Code of 1986, as amended from time to time.
(e) Nonrecourse Deduction has the meaning set forth in Regulation §1.704-2(b)(l).
(f) Member Nonrecourse Debt has the meaning set forth in Regulation §1.704-2(b)(4).

1

(g) Member Nonrecourse Debt Minimum Gain means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation § 1.704-2(i)(3).
(h) Company Minimum Gain has the meaning set forth in Regulation §§1.704-2(b)(2) and 1.704- 2(d).
(i) Percentage Interest means the interest of a Member in the Company expressed as a percentage of the total outstanding interests.
(j) Profits and Losses means, for each fiscal year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
          (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;
          (ii) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1 (b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;
          (iii) In the event the value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
          (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its value.
          (v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Percentage Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purpose of computing Profits or Losses; and
          (vi) Any items which are specially allocated pursuant to Section or hereof shall not be taken into account in computing Profits or Losses.
LSI — Operating Agreement

2. Name, Office, Agent for Service of Process and Member’s Name and Mailing Address.
2.1 Name. The name of the Company shall be LSI Alabama, L.L.C.
2.2 Office. The Company shall have and continuously maintain an office in the State of Alabama (the “Registered Office”). The initial Registered Office shall be the initial Registered Office designated in the Articles of Organization and shall also be at such other place or places as the Member may hereafter determine. The Registered Office need not be the place of business of the Company.
2.3 Agent for Service of Process. The Company shall have and continuously maintain in the State of Alabama an agent for service of process on the Company (the “Registered Agent”). The Registered Agent initially shall be the initial registered agent designated in the Articles of Organization. A new Registered Agent may be designated at any time by the Member.
2.4 Member’s Name and Mailing Address. The name and mailing address of the Member are set forth on Exhibit “A” which is attached hereto and expressly made a part hereof.
3. Duration. The existence of the Company shall commence on the date of the filing of the Articles of Organization in the Office of the Judge of Probate of Jefferson County, Alabama, and its duration shall be perpetual; provided, however, that the Company shall be dissolved (a) upon the written consent of all of the Members; (b) as provided in this Operating Agreement; or (c) as may be required by the LLC Act, as the same may be amended from time to time.
4. Purpose and Description of Activity. The Company is organized for the following purposes:
4.1 General. To engage in the transaction of any lawful business permitted under the laws of the State of Alabama;
4.2 Borrow Money. To borrow money and to evidence the same by notes or other evidences of indebtedness and to secure the same by mortgage, deed of trust, pledge or other lien or security interest in furtherance of any or all of the purposes of the Company;
4.3 Make Contracts. To enter into, perform and carry out contracts and agreements necessary, appropriate or incidental to the accomplishment of the purposes of the Company; and
4.4 Miscellaneous. To do any other acts and things which may be necessary, appropriate or incidental to the carrying out of the business and purposes of the Company, subject to the terms and conditions of this Operating Agreement and the provisions set forth in Section 10-12-4, Code of Alabama, as the same may be amended from time to time.
LSI — Operating Agreement

5. Capital Contributions and Capital Accounts.
5.1 Members’ Capital Contributions. Each Member shall contribute to the capital of the Company upon the execution of this Operating Agreement such amount as is set forth on Exhibit “A” attached hereto and expressly made a part hereof.
5.2 Percentage Interest. Each Member’s percentage interest in the Company, including the capital, profits, losses and distributions (defined for purposes of this Operating Agreement as the “Percentage Interest”) is initially as set forth on the attached Exhibit “A”. The Percentage Interest shall be adjusted from time to time to take into account contributions to and distributions from the Company, and sales or other transfers of all or a part of a Percentage Interest.
5.3 Additional Members. The Company shall not be expanded to include additional Members unless all of the existing Members consent to the same. The Members may, however, if they are in agreement, take in new or additional Members upon such terms and conditions as they may find advisable and the Percentage Interest of each new or additional Member shall be taken from the existing Members hereto in such amounts and in such fashion as may be agreed upon by the parties. In the event that, upon the addition of a Member, the Company shall make an election under Section 743(b) of the Internal Revenue Code, the said additional Member shall pay all expenses incurred in the making of such election, including, but not limited to, legal and accounting expenses.
5.4 Execute Amendment. Any additional Member who makes a capital contribution to the Company and who is admitted to the Company after the execution of this Operating Agreement shall sign an amendment to this Operating Agreement evidencing the consent and agreement of such additional Member to the terms set forth herein.
5.5 Member’s Obligation to Contribute. Except as may otherwise be provided in the Articles of Organization, no Member is obligated to contribute additional capital to the Company. Each Member is, however, obligated to perform any promise to pay cash or convey property or render services, even if the Member is unable to perform because of death, disability, or any other reason. A Member who does not perform such a promise is obligated at the option of the Company to pay cash equal to the amount or value of the portion of the contribution that has not been paid, conveyed, or rendered.
5.6 Summary of Capital Contributions. For the purposes of this Agreement, the capital of the Company shall be deemed to include the initial capital contributions to the Company made by the Member and any other amounts subsequently contributed to the capital by the Member.
5.7 Capital Accounts. An individual Capital Account shall be maintained in the name of each Member. The Capital Account shall reflect the capital interest of each Member and shall be maintained in accordance with Regulation Section 1.704-1 (b)(2)(iv). The Capital Contributions actually paid into the Company (which for this purpose shall include “deemed” contributions of property to the Company under Code §708) shall be credited to each Member’s Capital Account. The Capital Account of each Member shall be (a) increased by (1) the amount of money contributed by that Member to the Company, (2) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code §752), and (3) allocations to that Member of Company income and gain including income and gain exempt from tax and income and gain as computed for book purposes, in accordance with Regulation §1.704-1 (b)(2)(iv)(g), excluding, however, allocations made pursuant to Regulation §1.704-1 (b)(4)(i); (b)
LSI — Operating Agreement

decreased by (1) the amount of money distributed to that Member by the Company, (2) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code §752), (3) allocations of expenditures of the Company described in Code §705(a)(2)(B), and (4) allocations of Company loss and deduction, including loss and deduction, computed for book purposes, as described in Regulation 1.704-1(b)(2)(iv)(g), excluding, however, allocations made pursuant to Regulation §§1.704-1(b)(4)(i) and 1.704-1(b)(4)(iii), and (c) otherwise adjusted in accordance with Regulation §1.704-1(b)(2)(iv).
5.8 Interest on Capital Contributions. In no event shall any Member receive any interest on such Member’s contribution to the capital of the Company.
5.9 Representations and Warranties. By becoming a Member of the Company, each Member that is a corporation hereby represents and warrants to the Company and each other Member that (a) the Member is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (b) the Member has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors or shareholders necessary for the due authorization, execution, delivery, and performance of this operating agreement by that Member have been duly taken; (c) the Member has duly executed and delivered this Agreement; and (d) the Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.
6. Profits, Losses and Distributions.
6.1 Allocation of Income or Loss. After giving effect to the special allocations set forth in Sections and hereof, the Profits and Losses of the Company with respect to each fiscal year shall be allocated to the Members in an amount equal to such Member’s Percentage Interest in the Company. If property other than cash is distributed by the Company, the Capital Accounts of the Members shall be adjusted to reflect how much Profit or Loss would have been allocated to the respective Members if the property had been sold at the value or values assigned thereto for purposes of making the distribution. Allocations among the Members shall be based on the Percentage Interest owned by each Member.
6.2 Cash Distributions. All distributions of Available Cash or property by the Company to the Members shall be made according to their respective Percentage Interests in the Company in such amounts and at such times as shall be determined by the Member in his absolute discretion.
6.3 Limitation on Loss Allocations Which Create An Adjusted Capital Account Deficit. The Losses allocated pursuant to Section hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section hereof, the limitation set forth in this Section shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Regulation §1.704-1(b)(2)(ii)(d).
6.4 Special Allocations. The following special allocations shall be made in the following order:
LSI — Operating Agreement

(a) “Minimum Gain Chargeback” Allocations. Except as otherwise provided in Regulation §1.704-2(f), and notwithstanding any other provision of this Section , if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulation §1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation §§1.704-2(f)(6) and 1.704-2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Regulation §1.704-2(f) and shall be interpreted consistently therewith.
(b) Member Minimum Gain Chargeback Rules. Except as otherwise provided in Regulation §1.704-2(i)(4), and notwithstanding any other provision of this Section , if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation §1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation §1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation §§1.704-2(i)(4) and 1.704-2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Regulation §1.704-2(i)(4) and shall be interpreted consistently therewith.
(c) Qualified Income Offset Allocations. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulation §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section have been tentatively made as if this Section were not in the Agreement. This special allocation shall be referred to as the “Qualified Income Offset” and is intended to comply with Regulation §1.704-1(b)(2)(ii)(d).
(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year of the Company which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation §§1.704-2(g)(l) and 1,704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other obligations provided for in this Section have been made as if Section hereof and this Section were not in the Agreement.
(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members in proportion to their respective Percentage Interests.
LSI — Operating Agreement

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be specially allocated to the Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation §1.704-2(i)(1).
6.5 Curative Allocations. The allocations set forth in Sections and hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Section (other than the Regulatory Allocations), the Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner he determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section hereof. In exercising his discretion under this Section, the Member shall take into account future Regulatory Allocations under Sections and hereof that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections and hereof.
6.6 Tax Allocation Rules Under Section 704(c). Notwithstanding any provision of this Agreement to the contrary, but solely for tax purposes, any gain or loss with respect to property contributed to the Company by a Member shall be allocated among the Members so as to take account of the variation between the adjusted basis and the fair market value of contributed property at the time of contribution. The appreciation or diminution in value represented by the difference between the adjusted basis and the fair market value of the contributed property at the time of the contribution will thus be attributed to the contributing Member upon a subsequent sale or exchange of the property by the Company as required by Section 704(c) of the Code. The appreciation or diminution will also be used in allocating the allowable depreciation or depletion with respect to the property among the contributing Member and the noncontributing Members as required by Section 704(c) of the Code. Furthermore, any gain, loss, depreciation, depletion or amortization, as computed for tax purposes, with respect to property which is revalued pursuant to Regulation §1.704-1(b)(2)(iv)(f) shall be allocated so as to take account of the variation between the adjusted tax basis and book value of the property as required by Section 704(c) of the Code and Regulation §1.704-1(b)(4)(i). Any elections or other decisions relating to allocations under this Section will be made in any manner that the Member determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of income, losses or other items or distributions under any provision of this Agreement.
LSI — Operating Agreement

7. Fiscal Matters.
7.1 Books of Account. The Company books, in which shall be entered fully and accurately each transaction of the Company, shall be maintained by the Member at the office of the Company in accordance with the LLC Act. Each Member, Member’s agent or attorney shall, upon reasonable request and at the expense of the Member or the Member’s agent or attorney during regular business hours, have the right to inspect and copy or be sent copies of all such books and records and any other books and records of the Company. In addition, the Company shall maintain at its offices the following records: (a) a current list of the full name and last known business or residence address (which address shall be a street address) of each Member; (b) a copy of the filed Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any documents have been executed pursuant to the LLC Act; (c) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years; (d) copies of any then effective operating agreement, including any amendments thereto; and (e) copies of the Company’s financial statements for the three most recent years. The books shall be closed and balanced at the end of each accounting year, and, if deemed necessary by the Member, shall be audited for each accounting year by a Certified Public Accountant or a firm of Certified Public Accountants. Adequate reserves may be established, if needed, for annual accounting and legal fees, real estate taxes, insurance, and any other item for which reserves should be established, upon advice of accountants or in the discretion of the Member.
7.2 Financial Statements. Audited financial statements, if not otherwise provided, may be requested by any Member hereto, and shall be prepared and furnished to any such Member for the year requested; provided, however, that the Member requesting such audited financial statements shall bear the cost of the preparation of the audited financial statements to the extent such cost exceeds the cost of unaudited financial statements.
7.3 Annual Accounts. The business of the Company shall be conducted on a calendar year basis and on the year-ending date a general accounting shall be taken of the assets and liabilities of the Company, and of all other dealings and transactions of the same during the then preceding year.
8. Status of Members.
8.1 Managed by Members. The business of the Company shall be managed and conducted by the Members.
8.2 Agency Power of Members. Each Member is an agent of the Company for the purpose of its business or affairs, and the act of any Member, including, but not limited to, the execution in the name of the Company of any instrument, for apparently carrying on in the usual way the business or affairs of the Company, binds the Company, unless the Member has no authority to act for the Company in the particular matter and the person with whom the Member is dealing has or should have had knowledge of the fact that the Member has no such authority.
8.3 Limitation of Liability.
(a) Each Member’s liability shall be limited as set forth in this Operating Agreement, the LLC Act and other applicable law.
LSI — Operating Agreement

(b) A Member is not liable under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, or for the acts or omissions of any other member, manager, agent, or employee of the Company or as otherwise provided in the LLC Act.
(c) A Member may be liable to creditors of the Company for a written agreement to make a contribution to the Company.
(d) The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the LLC Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
8.4 Relationship of Members. Except as otherwise expressly provided in or as authorized pursuant to this Agreement, (a) nothing contained herein shall render any Member liable for any debts or obligations incurred by the other Members, (b) no Member shall be constituted an agent of the other Members, (c) nothing contained herein shall create any interest on the part of any Member in the business or other assets of the other Members, (d) nothing contained herein shall be deemed to restrict or limit in any way the carrying on of separate businesses or activities by any member now or in the future and (e) no Member shall have any authority to act for, or assume any obligation on behalf of, the other Members.
8.5 Restrictions. No Member shall have the right to withdraw or demand the return of all or any part of the Member’s capital contribution to the Company, except as a result of the dissolution and winding up of the Company. No Member shall have the right to bring an action for sale for division or partition against the Company or against any Member.
8.6 Rights. The Members shall have the right, by the affirmative vote of Members holding a majority in interest, to approve the sale, exchange or other disposition of all or substantially all, of the Company’s assets (other than in the ordinary course of the Company’s business) which is to occur as part of a single transaction or plan.
8.7 Tax Duties. The Member hereby appoints *** to serve as the “Tax Matters Partner” pursuant to Code Section 6231(a)(7). If *** should resign, die, cease to be a Member, or otherwise fail or cease to serve as the Tax Matters Partner, such Member as shall be designated from time to time by a majority in interest of the Members shall thereafter serve as the Tax Matters Partner. Nothing herein shall be construed to restrict the Company from engaging accountants or other professionals to assist the Tax Matters Partner in discharging the Tax Matters Partner’s duties hereunder. The Tax Matters Partner shall prepare or cause to be prepared and filed on or before the due date (or any extension thereof) any Federal, state or local tax returns required to be filed by the Company, and to cause the Company to pay any taxes payable by the Company; provided, however, that the Tax Matters Partner shall not be required to cause the Company to pay any tax so long as the Company is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the Members. The Tax Matters Partner shall use reasonable efforts to furnish to the Members, within 90 days after the close of each taxable year of the Company, the tax information reasonably required for federal, state and local income tax reporting purposes.
9.0 Loans by Members to the Company. Members may make advances to the Company of money under a loan, with and only with the consent of all of the Members. The principal and interest under any such loan shall be fully paid before any distribution of funds is made to the Members under the provisions
LSI — Operating Agreement

of this Agreement. Should any of the Members lend the Company funds under this provision, such Member shall be deemed a general creditor of the Company and not a Member for the limited purpose of receiving the principal and any interest on any such loan.
10. Transfer of a Member’s Interest.
10.1 Right to Sell or Assign. Except as may be otherwise set forth in this Agreement, a Member shall not sell, assign, convey, pledge or exchange (collectively hereinafter referred to in this Section as “Assignment”) the whole or any portion of such Member’s interest in the Company without the prior written consent of all of the other Members, which approval may be unreasonably withheld, and an opinion of counsel that such Assignment will not:
(a) contravene the applicable provisions of laws, rules and regulations of the federal and state securities commissions; or
(b) result in a termination of the Company or jeopardize the tax treatment of any material tax item.
10.2 Effective Date of Assignment. The “effective date” of an Assignment of such interest as used in this Section shall be that date set forth on the written instrument of Assignment. An assignor Member shall cease to be a Member of the Company upon the effective date of the Assignment of such interest, and the assignee shall not become a Member until the requirements of Substituted Members hereinbelow are satisfied.
10.3 Treatment of Assignor. Anything herein to the contrary notwithstanding, the Members shall be entitled to treat the assignor of such interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to said assignor until such time as the written assignment has been received by and recorded on the books of the Company.
10.4 Financial Rights. An assignee of an interest in the Company shall be entitled to all of the Assignor’s interest in the financial rights, as defined in the LLC Act, from and after the effective date of the Assignment, except as provided in Section above. The financial rights acquired by reason of such Assignment shall be divided between and allocated to the assignor and assignee of such interest as of the effective date of the Assignment of such interest and shall be allocated pro rata based upon the effective date of such Assignment.
10.5 Adjustment of Basis. Upon the transfer of any interest in the Company, the Member may elect to adjust the basis of the Company assets pursuant to Section 754 of the Internal Revenue Code of 1986, as amended.
10.6 Death of Member. The death or incompetency of a Member shall not dissolve or terminate the Company. The legal representatives of a deceased or incompetent Member shall become a substitute Member in the Company and shall have all the rights and powers and be subject to all the restrictions and liabilities of the deceased or incompetent Member. The estate of the deceased or incompetent Member shall be liable for all of such Member’s liabilities and obligations to the Company as a Member.
10.7 Permitted Transfers. A transfer by a Member during his lifetime of all or any part of a Member’s Percentage Interest to an existing Member, to the transferor Member’s spouse, to a child,
LSI — Operating Agreement

grandchild, parent, grandparent of the transferor Member or the spouse of any such person, or to a trust or custodian for any permitted transferee, by gift or sale shall not be subject to the restrictions as to transfer of Percentage Interest contained in this Section, but the transferee thereof shall remain subject to Section herein and as a condition precedent to any such transfer, such transferee shall enter into a written agreement satisfactory to the Members agreeing to be bound by the terms of this Agreement.
10.8 Dispositions Void. Any attempted transfer or disposition of a Percentage Interest, or any part thereof, not in compliance with the provisions contained herein shall be null and void ab initio.
11. Substituted Members. Subject to the provisions of this Agreement, no assignee of the whole or any portion of any interest in the Company shall have the right to become a substituted Member in place of his assignor unless all of the following conditions are satisfied:
11.1 Written Assignment. The assignor and assignee shall have executed and acknowledged a written instrument of assignment, together with such other instruments as the Company may deem necessary or desirable to effect the admission of the assignee as a Member.
11.2 Assignment Delivered. Such instrument of assignment provided for herein shall have been delivered to and received by the Member.
11.3 Approval by Members. The unanimous written consent of all the Members approving the assignee as a Member shall be obtained.
11.4 Transfer Fee Paid. A transfer fee has been paid to the Company which is sufficient to cover all reasonable expenses connected with such assignment and admission.
12. First Right of Refusal.
12. Seller’s Notice. Should any Member or the assignee, executor, administrator, guardian, conservator, beneficiary, successor or heir of a Member, desire to sell such Member’s interest in the Company to any person or entity, the person desiring to sell (the “ Seller”) shall first offer for sale such interest to the other Members of the Company in the manner hereinafter set forth, and the Members shall then have an option to purchase the said interest according to the terms of the said offer. The Seller shall give written notice (the “Seller’s Notice”) to the Members, stating his desire to sell such interest (the “Offered Interest”), the price at which the Seller proposes to sell the Offered Interest, and the terms upon which the Seller is willing to accept payment for the Offered Interest. The Seller shall be obligated to furnish each Member a copy of said Seller’s Notice.
12.2 Members’ Option. The Members shall thereafter have the irrevocable and exclusive option, but not the obligation, to purchase the Offered Interest or any portion thereof. Each of the Members shall, within 30 days following the delivery of the Seller’s Notice, give written notice to the Seller stating whether or not such Member elects to exercise the option with respect to the Offered Interest. Failure by a Member to give such notice shall be an election not to exercise such option by that Member.
12.3 Purchase by Members. Each Member who elects to exercise the option provided above shall be entitled to purchase that portion of the Offered Interest which bears the same ratio to the total Offered Interest as the percentage interest held by said Member bears to the total percentage held by all Members electing to exercise their options to purchase the Offered Interest hereunder, but may purchase such lesser
LSI — Operating Agreement

portion of the Offered Interest as may be desired. If any Member purchases less than all of the Offered Interest available to such Member, the remainder of such Offered Interest shall be offered to the other Members purchasing the maximum Offered Interest available to each of them, pro rata to the ratio that existed among them prior to the Seller’s offer.
12.4 Terms of Purchase. Each Member electing to exercise the option granted above shall purchase the Offered Interest at the same price and on the same terms and conditions as set forth in the Seller’s Notice.
12.5 Unrestricted Transfer. With respect to any portion of the Offered Interest not purchased by the other Members under this Section, the Seller may transfer such interest free from the restrictions of this Section, but subject nonetheless to the restrictions imposed upon a transfer of a Member’s interest in accordance with Sections and herein, and only for the price and upon the exact terms and conditions, including terms of payment as set forth in the Seller’s Notice (or such percentage of the amounts of the total purchase price, down payment and amount to be financed set forth in the Seller’s Notice as the remaining portion of the Offered Interest then being sold, bears to the total of the Offered Interest described in the Seller’s Notice). The Seller shall be entitled to make such sale at any time within 180 days after the giving of the Seller’s Notice. If the Offered Interest shall not be so transferred by the Seller within such period, the Offered Interest shall again be subject to the terms of this Section, in the same manner as if no Seller’s Notice had been given.
13. Cessation of Membership of a Member. The Membership of a Member shall cease upon the occurrence of one or more of the following events:
(a) the Member is removed as a Member (i) in accordance with the Operating Agreement, or (ii) when the Member assigns all of the Member’s interest in the limited liability company;
(b) the Member makes an assignment for the benefit of creditors;
(c) the Member files a voluntary petition in bankruptcy;
(d) the Member is adjudicated bankrupt or insolvent;
(e) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
(f) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding in the nature of the proceedings listed in (e) above;
(g) the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties; or
(h) if a corporation, the Member files articles of dissolution; or
(i) if a corporation, the revocation of its charter and the lapse of 90 days after notice to the corporation of revocation without a reinstatement of its charter.
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14. Dissolution of Company.
14.1 Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:
(a) termination of the Company, as provided in Section hereof; or
(b) entry of a decree of judicial dissolution.
14.2 Special Meeting to Appoint Liquidating Member. In the event that the Company is dissolved by reason of an Event of Dissolution as described hereinabove, then a special meeting of all the Members shall be held at the office of the Company for the purpose of appointing a Liquidating Member to wind up the affairs of the Company, liquidate its assets and distribute the proceeds therefrom. Such special meeting shall be held, without notice, on the fifteenth (15th) day after the happening of the event causing dissolution of the Company, or if such day is a Sunday or a legal holiday, then on the first day immediately following the fifteenth (15th) day which is not a Sunday or a legal holiday.
14.3 Statement of Assets and Liabilities. Upon the happening of any event causing dissolution of the Company under Section above, a statement shall be prepared under the direction of the Liquidating Member, setting forth the assets and liabilities of the Company, and a copy of such statement shall be furnished to all Members within 30 days after such event causing dissolution of the Company. The Liquidating Member shall promptly take such action as is necessary so that the Company’s business shall be terminated, its liabilities discharged and its assets distributed as hereinafter described. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, the discharge of its liabilities and the distribution of its remaining assets so as to enable the Company to minimize the normal losses incurred in the liquidation process.
14.4 Sale of Assets and Distribution of Proceeds. Upon the dissolution and winding up of the Company, the assets of the Company shall be distributed or sold for cash and any gain or loss resulting therefrom shall be allocated among the Members as provided in Section above. Such proceeds of the Company shall be distributed in the following order of priority:
(a) to creditors (including Members who are creditors) in satisfaction of the liabilities of the Company, other than liabilities to existing and former Members for distributions from the Company;
(b) to existing and former Members in satisfaction of liabilities to them, if any, for distributions from the Company;
(c) to the Members in accordance with the positive balances in their respective capital accounts on the date of distribution until their capital accounts have been reduced to zero; and
(d) any remaining proceeds shall be distributed to the Members in accordance with their Percentage Interest as set forth on Exhibit “A”, as the same may be amended from time to time.
15. Other Ventures. The Members may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, and development of real property; and
LSI — Operating Agreement

neither the Company nor the Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.
16. Amendments.
16.1 LLC Act. Except as set forth below, this Agreement may be modified, altered, changed or amended in accordance with the LLC Act.
16.2 Vote of Members. This Agreement may not be amended as to matters which would (i) change adversely any Member’s rights and interests in the income, expenses, gains, losses or income tax allocations of the Company, or (ii) change any Member’s rights respecting liquidation of the Company without the unanimous affirmative vote of the Members.
17. Resolution of Disputes.
17.1 Waiver of Trial by Jury. The parties to this Agreement desire to avoid the additional time and expense related to a jury trial of any disputes arising hereunder. Therefore, it is mutually agreed by and between the parties hereto, and for their successors and assigns, that they shall and hereby do waive trial by jury of any claim, counterclaim, or third-party claim, including any and all claims of injury or damages, brought by either party against the other arising out of or in any way connected with this Agreement and the relationship which arises herefrom. The parties acknowledge and agree that this waiver is knowingly, freely and voluntarily given, is desired by all parties, and is in the best interest of all parties.
17.2 Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between the parties who have authority to settle the controversy. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, both parties shall meet at a mutually acceptable time and place (by mutual agreement, such meeting may be held by telephone), and thereafter as often as they deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party’s notice, or if the parties fail to meet within twenty (20) days, either party may initiate the mediation of the controversy or claim as provided in Section below.
17.3 Mediation. If any dispute has not been resolved by negotiation as provided in Section above, the parties shall endeavor to resolve the dispute by mediation. Unless the parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association by a mediator who has the qualifications set forth hereinbelow. The neutral third party will be selected by the mutual consent of the parties to this Agreement. If the parties encounter difficulty in agreeing on a neutral third party, they will seek the assistance of the American Arbitration Association (“AAA”) in the selection process. Unless otherwise agreed by the parties, the place of mediation shall be the offices of Sirote & Permutt, P.C.
17.4 Arbitration. Any dispute that has not been resolved by mediation, as provided in Section hereinabove, within sixty (60) days of the initiation of such procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator; provided, however, that persons eligible to be selected as arbitrators shall be limited to attorneys at law who are on the AAA’s Large Complex Cases
LSI — Operating Agreement

Panel; or who have professional credentials similar to the attorneys listed on such AAA panel. If the parties encounter difficulty in agreeing on an arbitrator, they agree that the AAA shall select the arbitrator. Notwithstanding the foregoing, if one party has requested the other party to participate in a non-binding dispute resolution procedure under Sections or above and the other party has failed to participate therein, the other party may initiate arbitration before expiration of the above time periods. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16. The award shall be based upon applicable law and judicial precedent and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be the offices of Sirote & Permutt, P.C. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.
17.5 Costs and Fees. The parties shall bear their respective costs in connection with the dispute resolution procedures (non-litigation) described in Sections , , or hereof, except that the parties shall share equally the fees and expenses of any neutral third party or arbitrator and the costs of any facility used in connection with such dispute resolution procedures.
17.6 Notice. With respect to the non-binding procedures provided in Sections and hereof, if a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) working days’ notice of such intention and may also be accompanied by an attorney. All negotiations relating to any non-litigated procedure provided herein are confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence of all applicable jurisdictions.
18. Miscellaneous.
18.1 Notices. Any notices or document required or desired to be given to the Members shall be in writing and shall be deemed to be given when delivered personally to those Members, or their personal representative or successors in interest, or deposited in the United States mail, first class, postage prepaid, addressed to the Members (or their personal representatives or their successors in interest) at the address shown for such Members on the attached Exhibit “A”, as the same may be amended from time to time.
18.2 Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Alabama.
18.3 Entire Agreement. This writing constitutes the entire Agreement of the parties and supersedes any prior understandings or agreements among the parties with respect to the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein.
18.4 Successors in Interest. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of any of the parties to this Agreement.
18.5 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.
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18.6 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.
18.7 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
          IN WITNESS WHEREOF, the party hereto affixes his hand and seal on the day and year first above written.

LENDER’S SERVICE, INC.

By:	/s/ Joseph J. Murin
Joseph J. Murin
Its: President and CEO
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EXHIBIT A

	Initial Capital	Percentage
Member Name & Address	Contribution	Interest
Lender’s Service, Inc	$100.00	100%
700 Cherrington Parkway Coraopolis, PA 15108
LSI — Operating Agreement